Exhibit 10.3

MANAGEMENT SERVICES AGREEMENT

i

ARTICLE IV. FISCAL MATTERS		10
4.1.	Manager Consideration	10
4.2.	Clinic Expenses	10
4.3.	Priority of Payments	10
4.4.	Reconciliation	11
4.5.	Performance Bonus	11
4.6.	Management Consideration	11

ARTICLE V. TERM AND TERMINATION		11
5.1.	Term of Agreement	11
5.2.	Termination by Company	12
5.3.	Termination by Manager	12
5.4.	Remedies Upon Termination	13

ARTICLE VI. RESTRICTIVE COVENANTS		13
6.1.	Restrictive Covenants	13
6.2.	Disclosure of Confidential Information	14
6.3.	Covenant Not to Solicit	15
6.4.	Covenant Not to Compete	16
6.5.	Non-Disparagement	16
6.6.	Scope of Covenants; Equitable Relief	16
6.7.	Equitable Tolling	16

ARTICLE VII. LIMITED INDEMNITY AND DISPUTE RESOLUTION		16
7.1.	Indemnity	16
7.2.	Controversy, Dispute or Claim	17
7.3.	Arbitrator	17
7.4.	Request Injunctive Relief or Temporary Restraining Order	17

ARTICLE VIII. MISCELLANEOUS		17
8.1.	Rights Cumulative	17
8.2.	Changes in Applicable Law	18
8.3.	Severability	18
8.4.	Assignment	18
8.5.	Entire Agreement; Modification	18
8.6.	Survival	18
8.7.	Notices	18
8.8.	Governing Law	19
8.9.	Further Assurances	19
8.10.	Business Purpose	19
8.11.	Company Agreement	19
8.12.	Construction	19
8.13.	Article and Other Headings	19
8.14.	Waiver	19
8.15.	Counterparts	19
8.16.	Defined Terms	19

ii

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT Services Agreement (this “Agreement”) is made and entered into effective as of September 18, 2023 (the “Effective Date”), by and between Precision Pathology Laboratory Services, LLC, a Texas limited liability company (“Manager”) and Village Oaks Pathology Services, P.A., a Texas professional association (“VOPS” or “Company”). Manager and Company are individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Company provides professional cytopathology, histopathology, clinical and anatomic pathology interpretation services (“Pathology Services”) in support of independent laboratories and hospital laboratories providing pathology testing services; and

WHEREAS, Manager is an anatomic and clinical pathology testing laboratory that provides histology and related services and is also in the business of providing administrative, non-medical services for pathologists to support community-based pathology medical groups, with its principal office located in San Antonio, Texas; and

WHEREAS, the Company, in order to enable its employed and contracted physicians and allied health professionals and personnel who are licensed or certified by a State agency to provide professional services to patients and to focus their time and efforts on the practice of medicine and the delivery of Pathology Services, has requested that the Manager provide management and administrative services to the Company upon the terms and conditions set forth herein; and

WHEREAS, the Manager has agreed to provide such management and administrative services in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing and in further consideration of the premises hereinafter set forth, the Parties hereto agree as follows:

Article I.

ENGAGEMENT, EXCLUSIVITY AND RELATED MATTERS

1.1. Engagement. On the terms and subject to the conditions contained in this Agreement, Company hereby appoints the Manager, and the Manager hereby accepts such appointment, as its sole and exclusive agent for the administration of the functions and affairs of the Company that are not directly related to the practice of medicine as regulated under state law, including those services described in ARTICLE II (the “Management Services”). This Agreement shall be non-exclusive with respect to the Manager, and the Manager shall be entitled to engage in other administrative and business activities with other physicians anywhere as the Manager elects in its sole discretion. The Company expressly acknowledges and agrees that the Manager may subcontract with third parties for the performance of certain of the Management Services in accordance with the terms set forth herein, in a commercially reasonable manner consistent with customary industry performance standards, to meet the requirements of the business functions of the Company.

1

1.2. Exclusivity. The Affiliation is an exclusive arrangement among the Parties during the term of this Agreement, as more specifically described in Section 3.7.

1.3. Company Operations. During the term of this Agreement, Company shall remain responsible for all Pathology Services constituting the practice of medicine.

1.4. Patient Referrals. Manager and Company agree that nothing in this Agreement requires, constitutes payment for, or is contingent upon, the referral, admission, or any other arrangement for the provision of any item or service of (a) any patient of Company or any [physician] affiliated therewith to any health care facility, laboratory, or other health care operation controlled, managed, or operated by Manager, or (b) any patient of any medical practice of or affiliated with Manager to Company, any physician affiliated with the Company, or any health care facility, laboratory or other health care operation controlled, managed, or operated by Company or a physician affiliated with the Company. Moreover, nothing in this Agreement shall be interpreted to prohibit Company or any Physician from referring any patients to, or treating patients at, any medical services center not operated or managed by Manager, Company or any of their respective Affiliates.

Article II.

RESPONSIBILITIES OF Manager

2.1. General. During the Term of this Agreement, Manager shall, as more specifically set forth herein, provide Company with management, administrative and financial services to facilitate the delivery of Pathology Services (the “Manager Services”). The Parties agree that the purposes and intent of this Agreement are (a) to facilitate and coordinate the performance of Pathology Services; and (b) to relieve Company of the administrative, regulatory, accounting and business aspects of its medical practice to the maximum extent possible. Manager is hereby expressly authorized to perform the Manager Services hereunder in a commercially reasonable manner as it deems reasonably appropriate. Company will not act in a manner which would prevent Manager from efficiently managing the operations of Company as set forth in this Agreement.

2.2. Billing and Collection. Manager will process and submit all bills and statements to patients and third party payors, and collect accounts receivable, for all services rendered by Company. All collections made and received for or on account of such services rendered by Company shall be paid to Company in accordance with this Article II. Subject to the provisions contained in Article IV below, Manager will maintain accounting, billing and collection records of Company and will furnish to Company a monthly volume report and accounts receivable statement of Company. If Company receives payments directly for Pathology Services, Company will turn over such payments to Manager, which will be reconciled and credited to Company.

2

2.3. Power of Attorney. In connection with the billing and collection services to be provided hereunder, Company hereby grants to Manager an exclusive special power of attorney and appoints Manager as Company’s exclusive true and lawful agent and attorney-in-fact, and Manager hereby accepts such special power of attorney and appointment, for the following purposes:

(a) To supervise and coordinate the billing to patients and third party payors (in the name of Company or Manager, as applicable) for all Pathology Services provided by or on behalf of Company to patients.

(b) To ensure the collection and receipt of all accounts receivable generated by such billings and claims for reimbursement, to administer such accounts including, but not limited to, (i) extending the time of payment of any such accounts for cash, credit or otherwise; (ii) discharging or releasing the obligors of any such accounts; (iii) suing, assigning or selling at a discount such accounts to collection agencies; or (iv) taking other commercially reasonable measures to require the payment of any such accounts.

(c) To deposit all amounts collected in Company’s name and on behalf of Company, into a Company bank account which shall be and at all times remain in Company’s name (“Company Depository Account”). Company covenants to cooperate with and transfer and deliver to Manager for deposit into the Company Depository Account all funds received directly by Company for Pathology Services. Upon receipt by Manager of any funds from patients or third-party payors or from Company pursuant hereto for Pathology Services, Manager shall immediately reconcile and deposit same into the Company Depository Account.

(d) To take possession of, endorse in the name of Company, and deposit into the Company Depository Account any notes, checks, money orders, cash, credit card payments, ACH payments, insurance payments, and any other instruments received in payment for Pathology Services.

(e) To sign checks, drafts, bank notes or other instruments on behalf of Company, and to make withdrawals from the Company Depository Account for expenses incurred on behalf of Company hereunder and as requested from time to time by Company.

Upon the request of Manager, Company shall execute and deliver to the financial institution at which the Company bank account(s) is (are) maintained, such additional documents or instruments as may be necessary to evidence or effect the special and limited power of attorney granted to Manager by Company pursuant to this Section 2.3. The special and limited power of attorney granted herein shall be coupled with an interest and shall be irrevocable except with Manager’s written consent. The irrevocable power of attorney shall expire on the later of the date upon which (i) this Agreement has been terminated, or (ii) all fees due to Manager under this Agreement have been paid.

2.4. Accounting and Financial Services. Manager shall provide the following financial services:

(a) Manager shall provide such bookkeeping services which may be required to keep the books and accounts of Company, and may retain a professional accountant to perform same;

(b) Manager shall ensure that all state and federal tax returns of Company are prepared and filed on a timely basis;

3

(c) Manager shall track and pay all accounts payable from funds deposited into the bank accounts opened to manage the finances of Company pursuant to this Agreement.

(d) Manager shall prepare (i) quarterly unaudited financial statements containing balance sheet and statements of income from Company’s practice, and (ii) annual unaudited financial statements.

2.5. Cash Management. In addition to the Company Depository Account described in Section 2.3, Manager is authorized to open one or more bank accounts (“Operations Accounts”) necessary to manage the finances of Company, and may appoint one or more individuals to have authority to sign checks, make deposits and transact such other business as may be reasonably necessary. Manager shall on a daily basis sweep and deposit into the Operations Account such amounts from the Company Depository Account as shall be necessary to satisfy Company’s and Manager’s obligations hereunder. Manager shall account to Company for all such deposits and prepare and provide Company a monthly reconciliation of all bank accounts.

2.6. Personnel Services. Manager shall arrange for or provide, through its employed or leased employees, management and administrative personnel, couriers, bookkeeping, collection and clinical laboratory personnel as may be reasonably necessary to facilitate the delivery of Pathology Services. For purposes of billing and reimbursement for laboratory services only, such clinical laboratory personnel shall be considered joint employees of the Company subject to direction and supervision by Company Physicians.

2.7. Payroll. Manager shall provide such administrative and ministerial services as are necessary to facilitate the administration of the Company Payroll System by the Company’s provider of third-party payroll processing services. For the avoidance of doubt, consistent with the Company’s status as the employer of the Professionals, the Company shall remain at all times in control of the Company Payroll System and the wages, benefits and other amounts paid and payable to Professionals with respect to their service for the Company.

2.8. Human Resources. Manager shall provide the oversight, general management and administration of the human resources functions of the Company.

2.9. Space and Equipment. In the Laboratory, Manager shall arrange for or provide sufficient space and equipment to provide the Pathology Services.

2.10. Quality Assurance. Manager shall assist Company in its duties for the establishment and implementation of College American Pathologist Standards and procedures necessary to ensure the consistency, quality, appropriateness, and conformity to standard operating procedures related to Pathology Services.

2.11. Planning. Manager shall advise Company in short and long-range planning, including the projection of personnel needs, space requirements, and other necessary planning services.

2.12. Supplies. Manager shall assure that reasonable inventories of medical and other supplies required by Company are available at all times, and shall purchase and arrange for the payment and delivery of such supplies at Company’s expense. Manager shall order, procure, purchase and provide, on behalf of and as agent for Company, all reasonable medical supplies, unless otherwise prohibited by state or federal law. Company shall reimburse Manager the costs of such supplies utilized by Company.

4

2.13. Insurance. Manager shall obtain in Company’s name and maintain in full force and effect during the Term of this Agreement all necessary general and professional liability and casualty insurance of every kind, name and nature with insurance companies mutually agreeable to Manager and Company and in mutually agreeable amounts, to protect the Parties against loss in the nature of fire, other catastrophe, theft, public liability and medical or non-medical negligence. Company shall pay directly or reimburse Manager the expenses associated with covering Company under such insurance.

2.14. Information Technology Services. Manager shall provide, oversee, manage and administer, under the direction of the chief information officer, all information technology services necessary for the operation of the Company and the provision of the Management Services hereunder, including the provision of all hardware and software applications and any purchasing, leasing, and licensing related thereto. Such services shall include dictation and transcription services. In addition, Manager shall provide general information technology and health information management consulting and advisory services on an as-needed basis.

2.15. Compliance Program Oversight. Manager shall administer and oversee the Company’s compliance function, including the provision of a qualified compliance officer, compliance hotline, the provision and maintenance of appropriate the Company compliance policies and Manager compliance policies applicable to Professionals and Manager Personnel, the provision of appropriate education programs to ensure compliance by the Company with all Applicable Laws and regulations (including compliance with HIPAA, blood borne pathogens, lab safety, ergonomics, safe driver courses and similar training programs) and the development and maintenance of a reporting process for concerns regarding compliance issues. Without limiting the foregoing, and subject to the limitations on Manager’s authority set forth in this Agreement, Manager shall take such actions reasonably required to ensure that Company is complying with all applicable federal, state, and local rules, regulations, statutes, laws, and ordinances governing the Company and its medical activities, including the creation and maintenance of records, reports, applications, returns, and other documents required by federal, state, and local governmental entities or instrumentalities of any type, third party payors and clients of Company. Manager shall coordinate filing of all state and federal mandated clinical and financial reports.

2.16. Third-Party Providers and Payors. Manager shall assist the Company with the administration and negotiation of contracts to provide services to hospitals, medical groups and other facilities (“Provider Agreements”), and all third-party payor agreements, including without limitation, HMO, PPO, employee health benefit plans, and other insurers, to be entered into between the Company and such third parties (“Payor Agreements”). Manager shall act as the liaison of the Company with all third-party payors for purposes of such administration and negotiation. Prior to execution by Company, any Provider Agreements or Payor Agreements and any amendments thereto, shall require the prior written approval of Manager, which approval shall not be unreasonably withheld, it being understood that Company’s preferences with respect to its provider network relationships and relationships with referral sources shall be respected and implemented. Manager shall monitor performance of the respective parties to such Payor Agreements and Provider Agreements for compliance with the terms, conditions and requirements of the payors of Government Receivables, such Payor Agreements and Provider Agreements, as well as all applicable federal and state laws, rules and regulations. Manager shall also provide recommendations regarding financial modeling, health plan level scorecards, development of pricing strategies for health plans, under-payment recovery and denial reduction consulting.

5

2.17. Licenses, Certification, Permits and Accreditations. Manager shall assist the Company in obtaining and maintaining any necessary licensure, certification, permits and accreditation necessary for the operation of the Company, including practitioner credentialing with payors and healthcare facilities.

2.18. Loans. In the event Company does not have sufficient cash to pay for its liabilities or financial obligations (including any portion of the Clinic Expenses or Manager Consideration), Manager in its discretion may extend loans or lines of credit, as may be necessary, to Company under commercially reasonable terms and subject to Applicable Law.

2.19. Sales and Use Taxes. Manager and Company acknowledge and agree that to the extent that any of the services to be provided by Manager hereunder may be subject to any state sales and use taxes, Manager may have a legal obligation to collect such taxes from Company and to remit same to the appropriate tax collection authorities. Any such state sales and use taxes in respect of the portion of the Manager Consideration (as hereinafter defined) attributable to such services shall be a Clinic Expense, and Manager agrees to provide Company with an invoice with respect to such Manager Consideration, separately stating: (i) the portion of the Manager Consideration that relates to services that are subject to applicable sales and use taxes, and specifying the amount of the sales and use taxes payable on such portion of the Manager Consideration and the state to which such taxes are payable, and (ii) the portion of the Manager Consideration that relates to services that are not subject to applicable sales and use tax.

2.20. No Warranty. Company acknowledges that Manager has not made and will not make any express or implied warranties or representations that the services provided by Manager will result in any particular amount or level of Pathology Services or income to Company.

2.21. Additional Services. Manager shall provide such additional and further services as may be mutually agreed upon by Manager and Company.

Article III.

RESPONSIBILITIES OF Company

3.1. Organization and Operation; Cooperation. Company, as a continuing condition of Manager’s obligations under this Agreement, shall at all times during the Term be and remain legally organized and operated to provide Pathology Services in a manner consistent with all state and federal laws. Company shall cooperate with Manager to the extent reasonably necessary for Manager to perform its obligations under this Agreement.

6

3.2. Professional Standards. Company shall use best efforts to ensure that each Physician at all times, as applicable: (a) has a valid and unrestricted license to practice medicine or the applicable profession in the state in which such Physician or Professional Staff member practices that has never been suspended, revoked or otherwise restricted or terminated, shall be in good standing with the applicable medical board of the applicable state, and shall have appropriate board and other certifications required to render the Pathology Services; (b) is board certified or board eligible; (c) has malpractice insurance in the amounts set forth in Section 3.3; and (d) is qualified and enrolled to provide reimbursable services under Medicare, Medicaid and each other applicable federal and state health care program and third-party payer program in which Company participates, and shall not have been suspended, excluded, debarred or otherwise not permitted to continue to participate in the Medicaid and/or Medicare programs or any other applicable federal or state health care or third-party payer program. Company also shall comply, and shall use best efforts to ensure that all Physicians and Professional Staff comply, with all Applicable Law, including without limitation the federal and state anti-kickback statutes, federal false claims act, The Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and the regulations promulgated thereunder, the self-referral statutes, false claims act and antikickback statutes of any state and those requirements imposed on Company by any licenses, permits, certificates of authority or authorizations that Company is required to maintain, and the Laboratory Lease. Company shall immediately notify Manager in writing upon becoming aware that any Physician or Professional Staff member does not meet the qualifications of this Section 3.2, and Company shall not permit any Physician or Professional Staff member who does not meet such qualifications to provide Pathology Services unless approved in writing in advance by Manager. Company has entered into or will enter into and maintain with each Physician and Professional Staff a written agreement, as applicable, pursuant to which Company requires each Physician to be bound by and comply with all applicable terms of this Agreement, including without limitation this Section 3.2, Section 6.2 and Section 6.4. Company shall not amend the written agreements, as applicable, in any manner that would cause such agreements to be in breach of the terms of this Agreement.

3.3. Physicians; Professional Staff. Company shall, as a Physician Expense, retain and make available Physicians who meet the standards set forth in Section 3.2 to provide Pathology Services to patients and customers of the Company. Company shall provide a sufficient and appropriate number of Physicians to ensure that Pathology Services are made available to patients and customers of the Company as required by the Company’s contracts and customers. Company shall be responsible for the supervision and performance by the Physicians of Pathology Services, including, without limitation, assuring the Physicians comply with all applicable laws, contracts and Company policies. Company Physicians may be employees or independent contractors of Company or made available through locum tenens arrangements. For the avoidance of doubt, Company shall have ultimate authority with respect to personnel decisions regarding Company Physicians, including without limitation hiring, termination or nonrenewal and, subject to approved Budgets, compensation and benefits; provided that Manager shall provide the necessary administrative support for Company to meet such responsibilities, such as recruitment services, human capital, and employee relations support, as further described in Section 2.8.

3.4. Negotiation of Contracts. Company agrees not to negotiate, make, propose, or execute any contract, or amend or modify any contract for Pathology Services, without the prior written consent of Manager, which consent shall not be unreasonably withheld, conditioned or delayed.

3.5. Professional Liability Insurance. Throughout the Term of this Agreement, Company shall maintain professional liability insurance pertaining to its professional services related to Pathology Services, in amounts no less than $200,000 per occurrence and $600,000 in the aggregate, and shall obtain, to the extent possible, an endorsement naming Manager as an additional named insured thereunder. Manager is hereby authorized to obtain such insurance on Company’s behalf, as provided in Section 2.13.

7

3.6. Access. The Company shall permit Manager to inspect the properties, assets and books and records of the Company and to make copies of the same, during normal business hours upon request by Manager.

3.7. Exclusivity. During the Term of this Agreement, and at a minimum until the fifth (5th) anniversary of the Effective Date, Company shall not without the written consent of Manager, contract with another management services provider to provide services similar to or competitive with, the services provided by Manager for Company pursuant to this Agreement.

3.8. Security Interest.

(a) Grant of Security Interest. To secure its obligations to pay the Management Services Fee, to pay the Clinic Expenses and to transfer to the Manager collections based on Receivables purchased by Manager (the “Payment Obligations”), the Company hereby unconditionally grants, conveys and assigns to the Manager a first priority lien and continuing security interest in all of the Company’s right, title and interest in and to, whether now owned or hereafter acquired or arising and wherever located, Deposit Accounts (as defined in the UCC), accounts receivable, and other Accounts (as defined in the UCC) of the Company and the Proceeds (as defined in the UCC) and products thereof, whether tangible or intangible (the “Collateral”), resulting from services rendered by the Company after the Effective Date, and all additions and substitutions thereto, which shall secure payment of all amounts owed by the Company to the Manager under this Agreement and any other obligations or liabilities of the Company to the Manager arising, from time to time, pursuant to this Agreement; provided that such security interest shall not apply to Deposit Accounts and other Accounts and Proceeds the assignment of which is prohibited by law (such security interest prohibited by law, a “Prohibited Assignment”), except that immediately and automatically upon any prohibition of law no longer being applicable to such Deposit Accounts, Accounts or Proceeds thereof, whether by the amounts in such Deposit Accounts or related to Accounts being transferred to another Deposit Account or otherwise, such amounts, Deposit Accounts or Accounts shall constitute and be considered Collateral. The security interest granted herein, and any other of the Manager’s rights or remedies set forth herein, are not intended to alter, modify, substitute or otherwise restrict any other rights or remedies which the Manager may have or which may be available to the Manager by operation of law or otherwise.

(b) Filing of Financing Statements and other Documentation to Perfect Security Interest. The Company hereby authorizes the Manager to file a record or records, including, without limitation, financing or continuation statements, intellectual property security agreements and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Manager may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Manager herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of Collateral that describes such property in any other manner as the Manager may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Manager herein. As requested by the Manager, the Company shall promptly execute and deliver to Manager financing or continuation statements covering the Collateral. The Company shall furnish to the Manager from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Manager may reasonably request, all in reasonable detail.

8

(c) Company Representations and Warranties. The Company represents and warrants (a) upon the Manager filing a financing statement with the Texas Secretary of State covering the Collateral within ten (10) days after the Effective Date, and Manager filing financing statement or continuation statements with the Texas Secretary of State within the time required by law, that the Manager will have, and will at all times thereafter have a first priority and perfected security interest in all of the Collateral, and (b) at all times that a true, correct and complete list of all Deposit Accounts maintained by the Company (including the name of the depository institution, address of the depository institution, account number of the Deposit Account, and ABA number of the depository institution) are set forth on Exhibit 3.8 (which Exhibit may be updated from time to time with the written consent of the Manager).

(d) Remedies with Respect to Collateral. Upon any default or breach of any provision or covenant (not cured within thirty (30) days’ written notice thereof, or such shorter time as is expressly noted herein for the applicable provisions or covenant) or the proven material untruthfulness of any warranty or representation made, in each case, herein:

(i) The Manager may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the related documents, or otherwise available to it, all the rights and remedies of a secured party on default under the UCC or any other applicable law.

(ii) The Manager may, in addition to other rights and remedies provided for herein, in the related documents, or otherwise available to it under applicable law and without the requirement of notice to or upon the Company or any other person or entity (which notice is hereby expressly waived to the maximum extent permitted by the UCC or any other applicable law), with respect to any of the Company’s Deposit Accounts in which the Manager’s liens or security interests are perfected by control under Section 9-104 of the UCC, instruct the bank maintaining such Deposit Account for the Company to pay the balance of such Deposit Account to or for the benefit of the Manager.

3.9. Proceeds. Any cash held by the Manager as Collateral and all cash Proceeds received by the Manager in respect of any collection from or other realization upon all or any part of the Collateral shall be applied against the payment obligations and other obligations owed by Company under this Agreement and the related documents. In the event the Proceeds of Collateral are insufficient to satisfy all of the Payment Obligations and other obligations owed under this Agreement and the related documents in full, the Company shall remain liable for any such deficiency.

3.10. Company Payment Obligations. For the avoidance of doubt, any Company Payment Obligations are not the responsibility of any shareholders, directors or officers of Company, and Manager’s sole recourse in satisfaction of such Payment Obligations is as provided in this Agreement.

9

Article IV.

FISCAL MATTERS

4.1. Manager Consideration.

(a) In consideration of the services to be provided by Manager under this Agreement, Company agrees to pay to Manager a fee as follows:

(i)	On a monthly basis, seventy percent (70%) of all Company Net Revenues (the “Manager Fee”); and

(ii)	On a quarterly basis, if earned, and as calculated in Section 4.5 below, the Manager Performance Bonus.

All amounts above collectively shall be referred to as “Manager Consideration.” On an annual basis, the Parties shall in good faith review the methodology for calculating the Manager Consideration and shall make any adjustments deemed necessary by mutual agreement of Manager and the Company to ensure that the Company is paying fair market value for the Management Services the Company is receiving from Manager. The payment of the Management Consideration shall be subject to the priority of payments from the Operating Account as set forth in Section 4.3 below.

(b) Manager shall calculate the Manager Consideration on a monthly or quarterly basis, as applicable, and provide a reasonably detailed accounting thereof to the Company. Company shall pay the Manager Consideration within five (5) days after receipt of such invoice.

4.2. Clinic Expenses. Manager shall pay when due all reasonable and ordinary expenses associated with the delivery of the Pathology Services, including but not limited to employee expenses, office and medical supplies, billing and collection, space and equipment expenses, insurance, communications, and other usual and customary expenses associated with supporting the practice of medicine (collectively “Clinic Expenses”).

4.3. Priority of Payments. Each month, Manager shall apply funds that are in the Operations Account in the following order of priority:

(a) Physician Expenses;

(b) Clinic Expenses;

(c) Manager Fee;

(d) On a quarterly basis, the Manager Performance Bonus.

10

4.4. Reconciliation. The obligation to make the payments outlined above in Section 4.1 and 4.3 is dependent on the Company having adequate funds in the Operating Account in an applicable month. Subject to the last sentence of this Section 4.4, Manager shall, on a quarterly basis, within thirty (30) days after each calendar quarter, determine if any disbursement listed in Section 4.3 was due, but unpaid, in a given month within that quarter due to a shortfall in funds available in the Operating Account, and in such a case, Manager shall receive, as applicable, any unpaid portion of the disbursements listed in Section 4.3. Such reconciliation shall also take into account any amounts due to Manager to repay any loans or advances to Company. If any amounts remain which are owed and not paid by Company to Manager following this quarterly true-up (“Rollover Charges”), then such Rollover Charges shall remain payable and shall be paid by Company to Manager in the immediately-succeeding month (together with the Manager Fee due in such succeeding month), but again only to the extent Company has sufficient resources to pay it in such month, or, in the event previously not paid pursuant hereto, at such time as Company has sufficient resources to pay it. Notwithstanding the foregoing, Company and Manager shall perform an annual review of Company’s financial statements and future projections to assess the possibility of any Rollover Charges being uncollectible by Manager. Rollover Charges shall be deemed uncollectible if per such annual review of Company’s financial statements and future projections, the anticipated future cashflows are less than adequate to settle outstanding Manager Consideration aged over 360 days. In the event Manager determines that such Rollover Charges would be uncollectible, then Manager may institute debt forgiveness for such uncollectible Rollover Charges, on terms and timing to be agreed by the parties.

4.5. Performance Bonus. Following each such quarterly reconciliation under Section 4.4, to the extent that funds are available in the Operating Account after such reconciliation, Manager shall pay itself any such balance, less any appropriate amounts reserved as working capital, (the “Manager Performance Bonus.”)

4.6. Management Consideration. Payment of the Manager Consideration is not intended to be and shall not be interpreted or implied as permitting Manager to share in Company’s fees for Professional Services, but is acknowledged as the Parties’ negotiated agreement as to the reasonable fair market value of the services furnished by Manager to Practice pursuant to this Agreement, considering the risks undertaken and assumed by Manager. The Parties acknowledge that Manager will incur substantial costs and business risks in providing services to Company pursuant to this Agreement. The Parties also acknowledge that such costs and business risks can vary to a considerable degree according to the extent of Company’s business and services. The Parties agree that the Manager Consideration has been determined in arm’s-length bargaining, and is consistent with fair market value in arm’s-length transactions. Manager and Company acknowledge and agree that (a) Manager’s administrative expertise will contribute great value to Company’s performance, and (b) Manager has incurred and will continue to incur substantial costs and business risks in arranging for Company’s use of facilities and services that are the subject matter of this Agreement.

Article V.

TERM AND TERMINATION

5.1. Term of Agreement.

(a) The term of this Agreement shall commence on the Effective Date and shall continue until the twentieth (20th) anniversary of such date (the “Initial Term”), unless earlier terminated pursuant to the terms hereof.

11

(b) Upon the expiration of the Initial Term, the term of this Agreement shall be automatically extended for two (2) additional successive terms of five (5) years each, unless either Party delivers to the other Party, not less than ninety (90) days prior to the expiration of the preceding term, written notice of such Party’s intention not to extend the Term of this Agreement. The Initial Term and any successive term are herein referred to as the “Term.”

5.2. Termination by Company. Company may also terminate this Agreement upon any of the following:

(a) The filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Manager, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Manager, except for the filing of a petition in involuntary bankruptcy against Manager which is dismissed within thirty (30) days thereafter; or

(b) An act by Manager constituting gross negligence or fraud or any other felonious act which is materially detrimental to Company; provided, however, that prior to any termination pursuant to this subsection (b), Company shall have provided Manager with written notice of such act and a period of thirty (30) days (or a reasonable extension thereof if such act is not susceptible to cure within thirty (30) days) in which to cure to completion (the time for cure in any event not to exceed sixty (60) days after the date that Manager receives such written notice of default), then Company may give written notice of the immediate termination of this Agreement.

(c) In the event Manager shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of thirty (30) days after the date that Manager receives written notice thereof from Company, or in the event of a default that cannot reasonably be cured within such thirty (30) day period and Manager shall fail thereafter to diligently and in good faith pursue such cure to completion (the time for cure in any event not to exceed sixty (60) days after the date that Manager receives such written notice of default), then Company may give written notice of the immediate termination of this Agreement.

5.3. Termination by Manager.

(a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Company, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Company, except for the filing of a petition in involuntary bankruptcy against Company which is dismissed within thirty (30) days thereafter, Manager may give notice of immediate termination of this Agreement.

(b) An act by Company constituting gross negligence or fraud or any other felonious act which is materially detrimental to Manager; provided, however, that prior to any termination pursuant to this subsection (b), Manager shall have provided Company with written notice of such act and a period of thirty (30) days (or a reasonable extension thereof if such act is not susceptible to cure within thirty (30) days) in which to cure to completion (the time for cure in any event not to exceed sixty (60) days after the date that Company receives such written notice of default), then Manager may give written notice of the immediate termination of this Agreement..

12

(c) In the event Company shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of thirty (30) days after the date that Company receives written notice thereof from Manager, or in the event of a default that cannot reasonably be cured within such thirty (30) day period and Company shall fail thereafter to diligently and in good faith pursue such cure to completion (the time for cure in any event not to exceed ninety (90) days after the date that Company receives such written notice of default), then Manager may give written notice of the immediate termination of this Agreement.

5.4. Remedies Upon Termination.

(a) Upon termination of this Agreement, no Party shall have any further obligations under this Agreement except pursuant to Section 3.4, and Article IV of this Agreement. Manager shall be entitled to receive payment of all amounts unpaid but earned up to the date of termination, including, without limitation, the Manager Consideration earned based upon Company revenues that are attributable to all periods prior to the date of termination, but received by Company after such date. All payments to Manager shall be due forty-five (45) days after the date of termination of this Agreement or the payment date, whichever is earlier (“Termination Payment Date”); provided, however, in the event of any Manager Consideration earned based upon Company revenues attributable to periods prior to the date of termination that is received after the Termination Payment Date, within five (5) days after the end of each month for receipts received by Company in such month.

(b) Upon termination of this Agreement, Manager shall retain all patient medical records pertaining to Pathology Services maintained or generated under this Agreement. Company shall be entitled to retain copies of such records, and Manager shall provide Company with reasonable access to such records.

(c) All records relating in any way to the operation of the non-medical functions of Company which are not the property of Company, shall at all times be the property of Manager, and upon the termination of this Agreement, Company shall immediately deliver or cause its employees to deliver in good condition all such property in its possession.

Article VI.

RESTRICTIVE COVENANTS

6.1. Restrictive Covenants. In the course of providing and receiving the Management Services, the Company and the Manager and their officers, directors, equity holders and employees will have access to the most sensitive and most valuable trade secrets, proprietary information of the other Party, and other confidential information, including management reports, marketing studies, marketing plans, business plans, financial statements, feasibility studies, financial, accounting and statistical data, price and cost information, customer lists, contracts, policies and procedures, internal memoranda, reports and other materials or records of a proprietary or confidential nature (collectively, “Confidential Information”), which constitute valuable business assets of the Company and the Manager and their respective Affiliates, and the use, application or disclosure of such Confidential Information will cause substantial and possibly irreparable damage to the business and asset value of the receiving Party. Therefore, as an inducement for the Parties to enter into this Agreement and to protect the Confidential Information and other business interests of the Parties, the Parties agree to be bound by the restrictive covenants contained in this Article VI.

13

6.2. Disclosure of Confidential Information.

(a) During the Term and thereafter, the Parties will, and will cause each of their respective Affiliates, directors, managers, officers, equity holders, employees, agents, successors and permitted assigns (“Associated Persons”) to, keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person any Confidential Information relating to the other Party; provided, however, that the obligations under this Section 6.2 will not apply to Confidential Information that (i) is or becomes generally available to the public without breach of the commitments contemplated by this Section 6.2, (ii) was available to a Party or its Associated Persons on a non-confidential basis before the date of this Agreement or (iii) is required to be disclosed by any Law or Order; provided that as soon as practicable before such disclosure, the Party intending to make such disclosure gives the other Party prompt written notice of such disclosure to enable the non-disclosing Party, at the non-disclosing party’s sole cost and expense, to have the opportunity to seek a protective order or otherwise preserve the confidentiality of such information. Promptly after the expiration or termination of this Agreement, the disclosing Party will, and will cause each of its Associated Persons to (i) either return to the other Party or destroy, delete or erase (with written certification of such destruction, deletion or erasure provided to the other Party) all written, electronic or other tangible forms of Confidential Information, or to the extent it is not reasonably possible or practicable to return, destroy, delete or erase Confidential Information, and (ii) keep such Confidential Information confidential at all times. After the expiration or termination of this Agreement, the Company and the Manager will not, and will cause their Associated Persons not to, retain any copies, summaries, analyses, compilations, reports, extracts or other materials containing or derived from any Confidential Information of the other Party; provided that this provision shall not apply to any copies saved in a Party’s archival or back up system. Notwithstanding such return, destruction, deletion or erasure, all oral Confidential Information and the information embodied in all written Confidential Information will continue to be held confidential pursuant to the terms of this Section 6.2.

(b) Notwithstanding anything to the contrary in this Agreement, the Parties agree that the Manager will need to use and disclose Confidential Information of the Company in connection with the Management Services, and in certain circumstances use and disclose, Confidential Information of the Company to its agents, subcontractors and other representatives as well as other affiliated medical practices participating in the Manager’s network of medical practices in furtherance of its activities to assist such practices in achieving performance goals and to enable such practices to provide industry leading medical and related health care services (collectively “Covered Uses and Disclosures”). These Covered Uses and Disclosures shall specifically include, but are not limited to, disclosure to the Manager’s practice network of (i) performance metrics and scorecards of the Company’s performance, (ii) the Company’s clinical and operational protocols, policies and procedures and (iii) other Company know how. However, no Covered Uses and Disclosures of Company Confidential Information shall be considered a breach of the terms of this Section 6.2; provided, that the Manager obtains from any of its representatives and affiliated medical practices written assurances that any such Confidential Information will be kept confidential by any such persons with at least the same degree of care as is required under this Section 6.2.

14

(c) The Manager shall additionally be permitted to de-identify and aggregate Confidential Information of the Company, including Protected Health Information as defined under HIPAA, and use and disclose such de-identified and/or aggregated information for Covered Uses and Disclosures to the extent permitted by applicable law.

(d) The Company shall at all times give the Manager unrestricted access to its operational and financial information in order for Manager to meet its obligations hereunder and, upon request by the Manager, the Company shall execute directives to any third party having a commercial relationship with the Company to cause such third party to share the Company’s information with the Manager to the same extent shared with the Company. The Company will use commercially reasonable efforts to amend any third-party agreement that it believes restricts full information-sharing with the Manager to allow such information-sharing, or else will terminate such agreement, if possible, without financial penalty. Further, the Company will not enter into, or allow to renew, any agreement that it believes restricts full information-sharing with the Manager.

6.3. Covenant Not to Solicit. Until the fifth (5th) anniversary of the Effective Date, Company will not, directly or indirectly on its own behalf or in conjunction with any person or firm, partnership, corporation, limited liability company, limited liability partnership, association or business of any kind, as a principal, shareholder, stockholder, officer, partner, member, manager, employee, independent contractor, agent or in any other manner whatsoever:

(a) solicit or induce or attempt to solicit or induce (including by recruiting, interviewing or identifying or targeting as a candidate for recruitment) any member, director, limited liability company manager, officer, employee, independent contractor or other agent of the Manager or any of its Affiliates (including any other professional practice groups to which the Manager or any of its Affiliates provides business, administrative and back office services) (an “Affiliated Person”) to terminate, restrict or hinder such Affiliated Person’s association with the other Party or any of its Affiliates or interfere in any way with the relationship between the Affiliated Person and the other Party or any of its Affiliates; provided, however, that after the termination or expiration of this Agreement, general solicitations published in a journal, newspaper or other publication or posted on an internet job site and not specifically directed toward Affiliated Persons will not constitute a breach of the covenants in this Section 6.3(a);

(b) induce or attempt to influence any hospital, licensed health facility, health care organization, physician or other business, entity or professional with a relationship with the Manager to terminate or modify that relationship; and/or

(c) interfere with the relationship between any entity and any Person who is a supplier, lessor, lessee, dealer, distributor, licensor, licensee, proprietor, partner, joint venturer, investor, lender, consultant, agent, customer, patient, referral source, third party payer or any other Person having a business relationship with the other Party or its Affiliates (including laboratories or physicians affiliated with other practice groups or entities managed by the Manager or its Affiliates), or attempt or assist anyone else to do so.

15

6.4. Covenant Not to Compete. Until the fifth (5th) anniversary of the Effective Date, within the United States, the Company shall not, without the prior written approval of the Manager, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or serve as a partner, employee, principal, agent, consultant or otherwise contract with, or have any financial interest in, or aid or assist any other person or entity that operates an independent laboratory or an enterprise that provides or promotes management or administrative services or any product or services substantially similar to those provided by the Manager. This Section 6.4 shall not be construed to restrict: (i) the Company and/or any of its physicians, from providing professional medical services or otherwise engaging in the practice of medicine within the United States; or (ii) the Company and/or any of its physicians from providing medical director services to any hospital, medical group and/or any other healthcare facility.

6.5. Non-Disparagement. After the date of this Agreement, neither Party will, and will use commercially reasonable efforts to require its Associated Persons not to, directly or indirectly, make any disparaging, derogatory, negative or knowingly false statement about the other Party, any of its Associated Persons, or any of their respective businesses, operations, financial condition or prospects, except as required by any applicable Law or Order.

6.6. Scope of Covenants; Equitable Relief. The Company acknowledges and agrees that (i) the restrictive covenants contained in this Article VI and the territorial, time, activity and other limitations set forth herein are commercially reasonable and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the Manager, (ii) any breach of the restrictive covenants in this Article VI will cause irreparable injury to the Manager and that actual damages may be difficult to ascertain and would be inadequate, (iii) if any breach of any such covenant occurs, then the Manager will be entitled to seek injunctive relief in addition to such other legal and equitable remedies that may be available (without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), and (iv) Company hereby waives the claim or defense that an adequate remedy at law exists for such a breach.

6.7. Equitable Tolling. If Company breaches any covenant in this Article VI, then the duration of such covenant will be tolled for a period of time equal to the time of such breach and, if the Manager seeks injunctive relief or other remedies for any such breach, then the duration of such covenant will be tolled for a period of time equal to the pendency of such proceedings (including all appeals).

Article VII.

LIMITED INDEMNITY AND DISPUTE RESOLUTION

7.1. Indemnity. Solely with respect to claims related to clinical laboratory personnel employed under Section 2.6, the Parties agree as follows:

(a) The Company will indemnify, defend and hold harmless the Manager, its Affiliates and their respective directors, managers, officers, equity holders, employees, agents, successors and permitted assigns (collectively, the “Manager Indemnified Parties”) from and against all losses, liabilities, demands, claims, actions or causes of action (including reasonable attorneys’, accountants’, investigators’ and experts’ fees and expenses) (“Damages”) arising from or related to the joint employment status of clinical laboratory personnel, based upon, caused by, or arising out of or in connection with illegal activity, intentional misconduct, gross negligence or material breach of this Agreement (including the breach of any representations or warranties of the Company contained herein) by the Company or any of its employees, contractors or agents.

16

(b) The Manager will indemnify, defend and hold harmless the Company, its Affiliates and their respective directors, managers, officers, equity holders, employees, agents, successors and permitted assigns (collectively, the “Company Indemnified Parties”) from and against all Damages arising from or related to the joint employment status of clinical personnel, based upon, caused by, or arising out of or in connection with illegal activity, intentional misconduct, gross negligence or material breach of this Agreement (including the breach of any representations or warranties of the Manager contained herein) by the Manager or any of its employees, contractors or agents.

7.2. Controversy, Dispute or Claim. Any controversy, dispute or claim arising out of the interpretation, performance or breach of this Agreement shall be resolved by binding arbitration before a single arbitrator, at the request of any Party, in accordance with the Commercial Rules of the American Arbitration Association. Such arbitration shall occur in San Antonio, Texas, unless the Parties mutually agree to have such proceeding in some other locale. The arbitrator shall apply Texas substantive law, but not its conflicts of laws provisions. Civil discovery for use in such arbitration may be conducted in accordance with the provisions of Texas law, and the arbitrator selected shall have the power to enforce the rights, remedies, duties, liabilities and obligations of discovery by the imposition of the same terms, conditions and penalties as can be imposed in like circumstances in a civil action by a court of competent jurisdiction of the State of Texas. The provisions of Texas law concerning the right to discovery and the use of depositions in arbitration are incorporated herein by reference and made applicable to this Agreement.

7.3. Arbitrator. The arbitrator shall have the power to grant all legal and equitable remedies and award compensatory damages provided by Texas law, except that punitive damages shall not be awarded. The arbitrator shall prepare in writing and provide to the parties an award including factual findings and the legal reasons on which the award is based. The arbitrator shall not have the power to commit errors of law or legal reasoning.

7.4. Request Injunctive Relief or Temporary Restraining Order. Notwithstanding the above, in the event any Party wishes to obtain injunctive relief or a temporary restraining order as authorized by this Agreement, such party may initiate an action for such relief in a court of general jurisdiction in the State of Texas. The decision of the court with respect to the requested injunctive relief or temporary restraining order shall be subject to appeal only as allowed under Texas law. However, the courts shall not have the authority to review or grant any request or demand for damages.

Article VIII.

MISCELLANEOUS

8.1. Rights Cumulative. The various rights and remedies herein provided for shall be cumulative and in addition to any other rights and remedies the Parties may be entitled to pursue under the law. The exercise of one or more of such rights or remedies shall not prejudice the rights or remedies of any Party to exercise any other right or remedy at law or in equity or pursuant to this Agreement.

17

8.2. Changes in Applicable Law. In the event that any state or federal laws or regulations now existing or enacted or promulgated after the date of this Agreement, are interpreted by judicial decision or a regulatory agency in such a manner as to indicate that this Agreement or any provision hereof may be in violation of any such laws or regulations, Manager and Company shall suspend payments if determined to be unlawful and amend this Agreement as necessary to preserve the rights and obligations of the Parties hereunder without substantial economic detriment to any Party. To the extent that any act or service required by Manager in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by Manager shall be deemed waived and thereafter unenforceable and the provisions of this Section 8.2 shall apply. No Party shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section 8.2.

8.3. Severability. If any provision of this Agreement or its application to any person or circumstance shall be held to be illegal, invalid or unenforceable to any extent under present or future laws effective during the term of this Agreement, such provision shall be fully severable from this Agreement; the remainder of this Agreement and the application of its provisions to other persons or circumstances shall not be affected thereby and shall be construed and enforced as though such illegal, invalid or unenforceable provision never comprised a part of this Agreement and shall remain in full force and effect to the greatest extent permitted by law. Furthermore, in lieu of such invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

8.4. Assignment. Manager shall have the right to assign any or all of its right, title and interest hereunder to any third party, including, without limitation, the right to assign its right to payments hereunder to any lending institution for security purposes or as collateral from which Manager obtains financing. Company shall not have the right to assign any or all of its right, title and interest hereunder without the prior written consent of Manager.

8.5. Entire Agreement; Modification. This Agreement (together with its Exhibit(s)) constitutes the entire agreement of the Parties with respect to the subject matter hereof and, may not be amended or modified nor any provisions waived except in a writing signed by all of the Parties hereto.

8.6. Survival. The parties specifically agree that the provisions of Section 3.4 and Article IV shall survive termination of this Agreement for any reason, and any other provisions which by their terms require survival beyond the Term of this Agreement.

8.7. Notices. Any and all notices and demands by any Party hereto to any other Party, required or permitted to be given hereunder shall be in writing and shall be validly given or made only if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or if made by Federal Express or other similar delivery service keeping records of deliveries and attempted deliveries, or if sent by facsimile. Service shall be conclusively deemed made on the first day delivery is attempted or upon receipt, whichever is sooner. Service by facsimile shall be conclusively deemed made upon confirmed transmission. All notices shall be addressed to the Parties at the address or facsimile number set forth below, or at such other address or facsimile numbers as a Party may give notice of in the manner provided herein:

(1)	if to Manager:

Precision Pathology Laboratory Services, LLC
3300 Nacogdoches Rd, #110
San Antonio, TX 78217
Attention: Maria Zannes, Manager
Email: mz@bioaffinitytech.com

(2)	if to Company:

Village Oaks Pathology Services, P.A.
1092 Madeline Street
New Braunfels, Texas 78132

18

8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the rules governing conflicts of laws.

8.9. Further Assurances. Each Party, at any time, shall at its own expense execute, acknowledge and deliver any additional documents and instruments and shall take any other actions consistent with the terms of this Agreement that may reasonably be requested by any other Party for the purpose of confirming and effectuating any of the transactions contemplated by this Agreement.

8.10. Business Purpose. The Parties acknowledge and agree that the arrangement contemplated by this Agreement is for the sole purpose of furthering the Parties’ legitimate business objectives and that all terms of this Agreement have been negotiated on an arms-length basis and are commercially reasonable. In particular, the Parties agree that the payments under this Agreement represent the fair market value for the services to be provided by Manager on behalf of the Company and do not take into account the volume or value of any referrals between or among any of the Parties or any of their Affiliates or any other business generated between or among them. The Parties also acknowledge and agree that no benefit to be received by any Party under this Agreement, or any other agreement between or among the Parties or any of their Affiliates, is in exchange for, will require, or is intended, in any manner that is contrary to applicable laws, to induce any Party (a) to refer any person to the other Party for the furnishing, or arranging for the furnishing, of any item or service or (b) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item from any other Party. Regardless of any unanticipated effect of any provision of this Agreement or the Parties’ course of dealing, no Party will knowingly or intentionally conduct itself in such a manner as to violate the federal anti-kickback statute in connection with federal healthcare programs (reflected by 42 USC §1320a-7b(b)).

8.11. Company Agreement. Upon any conflict of any terms of this Agreement with any terms of the Company Agreement, the terms of the Company Agreement will control as to the relationship between Manager and the operations of Company.

8.12. Construction. The Parties agree that this Agreement shall be construed as drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Unless otherwise specified in this Agreement, any “day” refers to a calendar day.

8.13. Article and Other Headings. The article or section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.14. Waiver. The waiver by any party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the breaching party.

8.15. Counterparts. This Agreement will be executed in multiple counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile, photo, email transmission (in PDF or other electronic form) or electronic signature and such facsimile, photo, email transmission or electronic signature shall constitute an original for all purposes.

8.16. Defined Terms. Defined terms shall have the meaning set forth on Exhibit 1 attached hereto and incorporated herein by this reference.

[SIGNATURE PAGE FOLLOWS]

19

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Company:

Village Oaks Pathology Services, P.A.,
A Texas professional association

By:	/s/ Roby P. Joyce, M.D.
Name:	Roby P. Joyce, M.D.
Title:	President

Manager:

Precision Pathology Laboratory Services, LLC
a Texas limited liability company

By:	/s/ Maria Zannes
Name:	Maria Zannes
Title:	Manager

Signature Page – Management Services Agreement

EXHIBIT 1

Definitions

For the purposes of this Agreement, the following terms shall have the meanings ascribed thereto, unless otherwise clearly required by the context in which such term is used:

Affiliate shall mean any person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another person or entity. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract, or otherwise.

Agreement shall mean this Agreement by and among Company and Manager, and any amendments to this Agreement.

Applicable Laws means (i) Healthcare Laws (ii) other federal or state Laws or other rules or regulations relating to fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services, the operation of any website related to such items or services, or the billing or payment for such items or services; (iii) Laws or other rules and regulations of any Governmental Authority relating to release of hazardous materials and other materials of environmental concern, pollution or protection of the environment; and (iv) Laws or other rules and regulations regarding the handling of medical waste.

Bylaws shall mean the Bylaws of Company as adopted by its members, and as amended from time to time.

Clinic shall mean the space in which, from time to time, the Pathology Services are conducted by Company in San Antonio, Texas.

Clinic Expenses shall have the meaning in Section 4.2.

Collateral shall have the meaning in Section 3.8.

Company shall mean Village Oaks Pathology Services, P.A., a Texas professional association.

Company Depository Account shall have the meaning ascribed to it in Section 2.3(c).

Company Physician shall mean each licensed physician who is employed or contracted by Company, and provides Pathology Services on behalf of Company.

Company Net Revenues shall mean actual cash collections of the Company, less refunds and overpayments, attributable to laboratory services or Pathology Services performed by or under the supervision of Pathology Physicians.

1

Healthcare Laws means any Law relating to healthcare regulatory matters, including, but not limited to: Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended (the Stark Law), 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA and all applicable implementing regulations, rules, ordinances, judgments, and orders; and any similar state and local statutes, regulations, rules, ordinances, judgments, and orders; and all applicable federal, state, and local licensing, certificate of need, regulatory and reimbursement, corporate practice of medicine, and physician fee splitting regulations, rules, ordinances, orders, and judgments applicable to healthcare service providers providing the items and services that Seller provides.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations at 45 CFR Parts 160 and 164, as amended by the Health Information Technology for Economic and Clinical Health Act.

Laboratory shall mean the independent clinical laboratory operated by Precision Pathology Laboratory Services, LLC.

Laboratory Lease means that certain Office Lease dated July 31, 2019, for the Laboratory Premises, by and between the Landlord and the Company.

Laboratory Premises means 3300 Nacogdoches Road, Suites 108,110, 115 and 120 San Antonio, Texas 78217.

Manager shall mean Precision Pathology Laboratory Services, LLC, a Texas limited liability company, or any entity that succeeds to its interests and to whom its obligations are assigned and transferred pursuant to Section 8.4.

Manager Consideration in respect of any period shall mean the amounts calculated under Article IV.

Manager Fee shall have the meaning in Section 4.1.

Manager Performance Bonus shall have the meaning in Section 4.5.

Operations Accounts shall have the meaning ascribed to it in Section 2.5.

Pathology Services shall mean professional cytopathology, histopathology, clinical and anatomic pathology interpretation services performed by Company Physicians in support of independent and hospital laboratories, or any other facility with which Company provides professional services.

Physician Expenses shall mean all physician related costs of delivering Pathology Services to patients that are directly incurred by the Company, including, but not limited to, i) salaries, wages and health, welfare and related benefits of all Physicians; ii) fees paid to temporary Physicians of the Company; iii) the cost of any continuing medical education and other professional development programs that are provided to the Company Physicians; iv) costs associated with professional liability, malpractice, and other insurance programs maintained by the Company in the delivery of patient care;

Term shall mean the initial and any renewal periods of duration of this Agreement as described in Section 5.1.

2